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                                                                      Exhibit 12


                      Mitchell Energy & Development Corp.
               Computation of Ratio of Earnings to Fixed Charges
                         (dollar amounts in thousands)


                                                                                                           Nine
                                                                                                          Months
                                                          Fiscal Year Ended January 31                     Ended
                                             -----------------------------------------------------     October 31,
                                                1991       1992        1993       1994       1995          1995
                                             --------   --------    --------   --------   --------     -----------
EARNINGS
Pretax earnings ..........................   $ 60,484   $ 73,188    $ 60,022   $ 47,376   $ 70,551       $127,720
Add (Deduct):
   Previously capitalized interest
     charged against pretax earnings .....      8,776     14,887       9,545     11,552     22,158         58,759(d)
   Losses of less-than-50%-owned persons .         23         26          99         32      1,104              7
   Fixed charges (see below) .............     98,633     90,107      85,169     84,788     82,956         59,700
   Reverse effect of inclusion of interest
     capitalized in fixed charges ........    (44,253)   (37,460)    (34,161)   (33,956)   (33,011)       (21,156)

   Undistributed earnings of
     less-than-50%-owned persons .........    (11,690)   (10,521)    (10,305)    (3,594)      (914)        (3,185)
                                             --------    --------   --------   --------   --------       --------
                                             $111,973   $130,227    $110,369   $106,198   $142,844       $221,845
                                             ========   ========    ========   ========   ========       ========

FIXED CHARGES
Interest expense incurred
   Consolidated (a) (b) ..................   $ 92,874   $ 84,025    $ 77,451   $ 75,252   $ 71,570       $ 49,566
   50%-owned persons .....................      3,670      3,284       4,609      6,236      7,912          7,734
                                             --------   --------    --------   --------   --------       --------
                                               96,544     87,309      82,060     81,488     79,482         57,300
Portion of rental expense
   representing interest (c) .............      2,089      2,798       3,109      3,300      3,474          2,400
                                             --------   --------    --------   --------   --------       --------
                                             $ 98,633   $ 90,107    $ 85,169   $ 84,788   $ 82,956       $ 59,700
                                             ========   ========    ========   ========   ========       ========
RATIO OF EARNINGS TO FIXED CHARGES .......       1.14       1.45        1.30       1.25       1.72           3.72
                                             ========   ========    =========  ========   ========       ========
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(a)  Consists of interest expense as reported in consolidated statements of earnings and interest expense related to finance operations which is reported as costs and expenses in the consolidated statements of earnings.
(b)  At October 31, 1995, the Company had outstanding guaranties of approximately $62,200 of indebtedness of less-than-50%-owned partnerships and approximately $4,400 of indebtedness of unaffiliated, nonprofit institutions under which it has not been, nor is it expected that it will be, required to perform.  Fixed charges related to these outstanding borrowings, estimated at approximately $1,900 for the nine-month period ended October 31, 1995, have been excluded from the reported fixed charges.
(c)  Represents one-third of rental expense under operating lease agreements.
(d)  Real estate property write-downs during the nine months ended October 31,
     1995 included $48,707 of previously capitalized interest.